EXHIBIT 99.3

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

MITCHELL P. RALES

AND

COLFAX CORPORATION

DATED AS OF SEPTEMBER 12, 2011

EXHIBIT 99.3

SECURITIES PURCHASE AGREEMENT, dated as of September 12, 2011 (together with the schedules and exhibits hereto, the “Agreement”), by and between Colfax Corporation, a Delaware corporation (the “Company”) and Mitchell P. Rales (the “Investor”).

RECITALS

A.           The Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, against payment of the Common Share Investment Amount (as defined below) and pursuant to the terms and conditions set forth in this Agreement, certain shares of the Company’s common stock, par value $0.001 per share (“Common Stock”).  The shares of Common Stock to be purchased by the Investor pursuant to this Agreement are referred to herein as the “Purchased Common Shares”.  The sale and purchase of the Purchased Common Shares and the other transactions contemplated by this Agreement and the Ancillary Agreements are referred to herein collectively as the “Transaction”.

B.           Concurrent with the execution and delivery of this Agreement, and in connection with the Acquisition (as defined below), the Company is entering into a credit agreement (the “Credit Agreement”) with Deutsche Bank AG New York Branch (“Deutsche Bank”), a syndicate of other financial institutions as lenders (the "Lenders") and Deutsche Bank Securities, Inc., with respect to credit facilities to be provided to the Company and certain of its subsidiaries by Deutsche Bank and the Lenders.

C.           Concurrent with the execution and delivery of this Agreement, and in connection with the Acquisition, the Company is entering into a purchase agreement (the “BDT Purchase Agreement”) with BDT CF Acquisition Vehicle LLC (the “BDT Investor”), pursuant to which the BDT Investor shall agree to invest an aggregate amount of $340,000,000 in newly issued shares of Common Stock and $340,000,000 in newly issued shares of the Company’s preferred stock, par value $0.001 per share, designated as Series A Perpetual Convertible Preferred Stock (the “BDT Investment”).

D.           Concurrent with the execution and delivery of this Agreement, and in connection with the Acquisition, the Company is entering into a purchase agreement (the “SMR Purchase Agreement”) with Steven M. Rales, pursuant to which Steven M. Rales shall agree to invest $50,000,000 in newly issued shares of Common Stock (the “SMR Investment”).

E.           Concurrent with the execution and delivery of this Agreement, and in connection with the Acquisition, the Company is entering into a purchase agreement (the “Markel Purchase Agreement”) with Markel Corporation, pursuant to which Markel Corporation shall agree to invest $25,000,000 in newly issued shares of Common Stock (the “Markel Investment”).

F.           In accordance with the BDT Purchase Agreement, the SMR Purchase Agreement, the Markel Purchase Agreement and the Credit Agreement, the Company shall use the proceeds of the Transaction, the BDT Investment, the SMR Investment, the Markel Investment and a portion of the proceeds of the Company’s borrowings under the Credit Agreement to finance the acquisition (the “Acquisition”) by the Company of Charter International plc (the “Target”) pursuant to an Offer or a Scheme of Arrangement (each as defined below).  The material terms and provisions of the Acquisition are set forth in the form of announcement attached hereto as Exhibit C (the “Rule 2.5 Announcement”), to be published by the Company in accordance with this Agreement pursuant to Rule 2.5 of the City Code.

NOW, THEREFORE, in consideration of the foregoing and the promises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

Defined Terms

           As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” has the meaning assigned to such term in Recital F.

“Agreement” has the meaning assigned to such term in the Preamble.

“Amended and Restated Charter” the Amended and Restated Certificate of Incorporation of the Company to be adopted on or before the Closing Date, substantially in the form attached hereto as Exhibit A.

“Ancillary Agreements” means the Registration Rights Agreement.

“Announcement Date” has the meaning assigned to such term in Section 2.3.2(a).

“Announcement Price” has the meaning assigned to such term in Section 2.3.2(b).

"BDT Investment" has the meaning assigned to such term in Recital C.

“BDT Investor” means BDT CF Acquisition Vehicle LLC.

“BDT Purchase Agreement” has the meaning assigned to such term in Recital C.

“Business Day” means any day except Saturday, Sunday or a day that is a public holiday in England, Jersey or in the United States of America.

“Bylaws” means the Amended and Restated Bylaws of the Company, adopted effective as of May 13, 2008.

“Certificate of Designations”  the certificate of designation establishing the Company’s preferred stock, par value $0.001 per share, designated as 6.0% Series A Perpetual Convertible Preferred Stock, substantially in the form attached hereto as Exhibit B.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 13, 2008.

“City Code” means the City Code on Takeovers and Mergers.

“Closing” has the meaning assigned to such term in Section 2.4.

“Closing Date” has the meaning assigned to such term in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Investment Amount” has the meaning assigned to such term in Section 2.2.

“Common Share Purchase Price” has the meaning assigned to such term in Section 2.3.2(c).

“Common Stock” has the meaning assigned to such term in Recital A.

“Companies Act” means the Companies (Jersey) Law 1991 as amended from time to time.

“Contract” means any contract, agreement, lease, purchase order, license, mortgage, indenture, supplemental indenture, line of credit, note, bond, loan, credit agreement, capital lease, sale/leaseback arrangement, concession agreement, franchise agreement or other instrument, including all amendments, supplements, exhibits and attachments thereto.

“Credit Agreement” has the meaning assigned to such term in Recital B.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement of any nature or kind, or similar claim or right. Encumbrance shall not include any restrictions on transfer under applicable securities laws.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authorizations” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations, given or otherwise made available by or under the authority of Governmental Entities or pursuant to the requirements of any Applicable Law.

“Governmental Entity” means any domestic or foreign, transnational, national, Federal, state, municipal or local government, or any other domestic or foreign governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.

“including” means including, without limitation.

“Investor” has the meaning assigned to such term in the Preamble.

 “Major Representation” means each representation and warranty set forth in Sections 3.1, 3.2 and 3.3 of this Agreement.

"Markel Investment" has the meaning assigned to such term in Recital E.

"Markel Purchase Agreement" has the meaning assigned to such term in Recital E.

“Material Adverse Effect” means any material adverse effect on (i) the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole (other than (a) any change, event, occurrence or development that generally affects the industry in which the Company and its subsidiaries operate and does not disproportionately affect (relative to other industry participants) the Company and its subsidiaries, (b) any change, event, occurrence or development to the extent attributable to conditions generally affecting (I) the industries in which the Company participates that does not have a materially disproportionate effect (relative to other industry participants) on the Company and its subsidiaries, (II) the U.S. economy as a whole, or (III) the equity capital markets generally, and (c) any change, event, occurrence or development that results from any action taken by the Company at the request of the Investor or as required by the terms of this Agreement) or (ii) the ability of the Company to perform its obligations hereunder or under the Ancillary Agreements.

“Material Contract” means any Contract of a type described in Item 6.01 of Regulation S-K.

“Offer” means a public offer by the Company in accordance with the City Code and the provisions of the Companies Act to acquire all of the Target Shares not owned, held, or agreed to be acquired by the Company.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, incorporated or unincorporated association, Governmental Entity or other entity.

“Purchased Common Shares” has the meaning assigned to such term in Recital A.

“Registration Rights Agreement” means the Registration Rights Agreement, to be executed on the Closing Date by and among, the Company, the Investor, and the other parties specified therein.

“Rule 2.5 Announcement” has the meaning assigned to such term in Recital F.

“Scheme of Arrangement” means a scheme of arrangement effected pursuant to Part 18A of the Companies Act under which the Target Shares will be cancelled (or transferred) and the Purchaser will become the holder of new shares issued in place of such cancelled Target Shares (or, as the case may be, the holder of such transferred Target Shares).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

 "SMR Investment" has the meaning assigned to such term in Recital D.

"SMR Purchase Agreement" has the meaning assigned to such term in Recital D.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Target” has the meaning assigned to such term in Recital F.

“Target Shares” means the ordinary shares of the Target subject of an Offer, or as the case may be, a Scheme of Arrangement.

“Tax” means any foreign, Federal, state or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, license, stamp, premium, windfall profit, environmental, transfer, alternative or add-on minimum, production, business and occupation, disability, estimated, employment, payroll, severance or withholding tax, value-added tax or other tax, duty, fee, impost, levy, assessment or charge imposed by any taxing authority, and any interest or penalties and other additions to tax related thereto.

“Tax Returns” means any return, report, claim for refund, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party” means any person other than the Company, the Investor, or any of their respective subsidiaries or Affiliates.

“Transaction” has the meaning assigned to such term in Recital A.

“Voting Debt” means bonds, debentures, notes or other debt securities having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) as to matters on which holders of the Company’s Common Stock may vote.

ARTICLE 2

Issuance and Sale of Purchased Common Shares

2.1         Issuance and Sale of the Purchased Common Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Company shall issue, sell and deliver to the Investor, and the Investor shall purchase from the Company, the Purchased Common Shares to be acquired by such Investor pursuant to this Agreement, free and clear of all Encumbrances.  The number of shares of Common Stock comprising the Purchased Common Shares to be issued and delivered to the Investor at the Closing shall be determined in accordance with Section 2.3.

2.2         Consideration.  In full consideration for the purchase of the Purchased Common Shares to be acquired by such Investor pursuant to this Agreement, the Investor shall pay to the Company at the Closing cash in the aggregate amount of $50,000,000 (the “Common Share Investment Amount”).

2.3         Determination of Purchased Share Amounts.

2.3.1      Purchased Common Shares.  The number of shares of Common Stock comprising the Purchased Common Shares to be issued and delivered to the Investor at the Closing pursuant to Section 2.1 shall be equal to the quotient of (a) the Common Share Investment Amount, divided by (b) the Common Share Purchase Price (as defined in Section 2.3.2), rounded up to the nearest whole number of shares of Common Stock.

2.3.2      Certain Definitions.  As used in this Section 2.3, the following terms shall have the following meanings:

(a)           “Announcement Date” means the date that the Rule 2.5 Announcement is published.

(b)           “Announcement Price” shall equal $23.04

(c)           “Common Share Purchase Price” means the Announcement Price.

2.4         Closing.  Subject to the satisfaction of the conditions set forth in Article 6, the closing of the sale and purchase of the Purchased Common Shares (the “Closing”) shall take place on the date falling six (6) Business Days after the date on which an Offer becomes unconditional in all respects or, as the case may be, the date on which a Scheme of Arrangement becomes effective in accordance with its terms, at the offices of the Company unless another date or place is agreed to in writing by the Investor and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

2.5         Deliveries.

(a)           At the Closing, the Company shall issue to the Investor the Purchased Common Shares to be acquired by such Investor pursuant to this Agreement, validly issued and free and clear of Encumbrances, evidenced by certificates registered in the name of the Investor and duly authorized, executed and delivered on behalf of the Company, bearing a legend evidencing restrictions on transfer under the Securities Act, or if the Investor shall so elect, and if permitted by law, including, without limitation the Securities Act, uncertificated book-entry shares;

(b)           At the Closing, the Investor shall deliver to the Company the Common Share Investment Amount in immediately available funds by wire transfer to such account as the Company shall specify in writing not later than three (3) Business Days prior to the Closing Date.

(c)           On or before the Closing, each of the parties shall execute and deliver the Registration Rights Agreement.

ARTICLE 3

Representations and Warranties
of the Company

Subject to the qualifications set forth in the corresponding sections of the disclosure schedules delivered by the Company to the BDT Investor concurrently with the execution and delivery of this BDT Purchase Agreement (the “Company Disclosure Schedules to the BDT Purchase Agreement”), the Company hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, as follows:

3.1         Entity Status.  Each of the Company and its subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the applicable laws of its governing jurisdiction and each has all requisite corporate or other power and authority to carry on its business as it is now being conducted and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power, authority or qualification, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2         Authorization; Noncontravention.

(a)           Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation by the Company of the Transaction (including the issuance (or reservation for issuance), sale and delivery of the Purchased Common Shares and the Acquisition have been duly and validly authorized by all necessary corporate action (except the stockholder actions contemplated by Section 5.1 of the BDT Purchase Agreement), and no other corporate proceedings on the part of the Company or its subsidiaries or (except the stockholder actions contemplated by Section 5.1 of the BDT Purchase Agreement) vote of holders of any class or series of capital stock of the Company or its subsidiaries is necessary to authorize this Agreement or the Ancillary Agreements or to consummate the Transaction or the Acquisition.  This Agreement and the Ancillary Agreements have been, or, as to Ancillary Agreements to be executed after the date hereof, will be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by each other party thereto) each constitutes, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Preemptive Rights; Rights of First Offer.  None of the sale and issuance of the Purchased Common Shares pursuant to this Agreement is or will be subject to any preemptive rights, rights of first offer or similar rights of any person  (except as set forth in the Certificate of Designations or the Amended and Restated Charter).

(c)           No Conflict.  The Company is not in violation or default in any material respect of any provision of its Charter or Bylaws.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements do not, and the consummation of the Transaction and compliance with the provisions hereof and thereof will not, result in a “change of control” (or similar event) under, or conflict with, or result in any default under, or give rise to an increase in, or right of termination, cancellation, acceleration or mandatory prepayment of, any obligation or to the loss of a benefit under, or result in the suspension, revocation, impairment, forfeiture or amendment of any term or provision of or the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, or require any consent or waiver under, any provision of (i) the Charter, the Bylaws or the comparable organizational documents of any of the Company’s subsidiaries (other than the requirement to obtain stockholder approval as contemplated by Section 5.1 of the BDT Purchase Agreement), (ii) save in relation to the execution of the Credit Agreement, any Material Contract, or (iii) any applicable law, Judgment or Governmental Authorization, in each case applicable to the Company and its subsidiaries or their respective assets.  Neither the execution and delivery of this Agreement, nor the consummation of the Transaction or the Acquisition, either alone or in combination with another event (whether contingent or otherwise) will (1) result in any payment of any “excess parachute payment” under Section 280G of the Code, (2) entitle any current or former employee, consultant or director of the Company or any of its subsidiaries to any payment, (3) increase the amount of compensation or benefits due to any such employee, consultant or director, or (4) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(d)           No Governmental Authorization.  Except as contemplated by Section 5.7 of the BDT Purchase Agreement, no Governmental Authorization, order or authorization of, or registration, qualification, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the Transaction, including the issuance of the Purchased Common Shares, except for such Governmental Authorizations, orders, authorizations, registrations, qualifications, declarations, filings and notices, the failure of which to be obtained or made would not (i) materially impair the Company’s and/or the Investor’s ability to perform its obligations under this Agreement or the Ancillary Agreements or consummate the Transaction or (ii) have a Material Adverse Effect.

3.3         Capital Structure.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists solely of (i) 200,000,000 shares of Common Stock, of which 43,590,915  shares are issued and outstanding and 6,500,000 shares are reserved for issuance pursuant to the Company’s 2008 Omnibus Incentive Plan, and (ii) 10,000,000 shares of preferred stock, of which zero (0) shares are issued and outstanding and zero (0) shares are reserved for issuance.  As of the Closing, and after giving effect to the Transaction, the authorized capital stock of the Company shall consist solely of 400,000,000 shares of Common Stock and up to 20,000,000 shares of preferred stock, and the number of shares issued, outstanding and reserved for issuance shall consist solely of (w) the shares of Common Stock and preferred stock referred to in the foregoing sentence, (x) the Purchased Common Shares, (y) a number of shares of Common Stock to be issued to each of Steven M. Rales and Markel Corporation in connection with the SMR Investment and Markel Investment at the Common Share Purchase Price (z) the Shares of Common Stock and 6.0% Series A Perpetual Convertible Preferred Stock to be issued in connection with the BDT Investment and (xx) shares of Common Stock issued or reserved for issuance under the Company’s 2008 Omnibus Incentive Plan, as outstanding in the SEC Report for the three months ended June 30, 2011 and any awards under the plan granted in the ordinary course of business since such SEC Report. No other shares of capital stock of the company are authorized, issued and outstanding or reserved for issuance.

(b)           Subject to the Company obtaining shareholder approval as contemplated in Section 5.1 of the BDT Purchase Agreement, the Purchased Common Shares have been duly authorized and upon the Closing shall be (i) validly issued, fully paid and nonassessable, (ii) not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Charter or Bylaws of the Company or any Contract to which the Company or any of its subsidiaries is a party or by which any of its or their respective assets are bound, and (iii) free and clear of all Encumbrances.

(c)           The Company has not issued any Voting Debt that is outstanding.  Except as set forth in the SEC Reports or in Schedule 3.3(c) of the Company Disclosure Schedules to the BDT Purchase Agreement, there are no (A) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Common Stock or other rights, agreements or commitments relating to the capital stock of the Company or that obligate the Company to issue or sell or otherwise transfer shares of capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company or any Voting Debt of the Company, (B) outstanding obligations of the Company to repurchase, redeem or otherwise acquire shares of capital stock of the Company, (C) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the Company (but only to the Company’s knowledge with respect to any such agreements to which neither the Company nor any subsidiary of the Company is a party), or (D) rights of first refusal, preemptive rights, subscription rights or any similar rights with respect to the capital stock of the Company under the Charter or Bylaws or any Contract to which the Company or any subsidiary of the Company is a party or by which any of its assets are bound.  True, correct, and complete copies of the Charter and the Bylaws have been filed as exhibits to the Company’s SEC Reports.  Neither the Company, nor any of its subsidiaries has any “stockholder rights plan”, “poison pill” or any similar arrangement in effect.

(d)           The shares of outstanding capital stock of the Company’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are held of record and beneficially owned by the Company or a subsidiary of the Company.  There is no Voting Debt of any subsidiary of the Company that is outstanding.  Except as set forth in the SEC Reports or in Schedule 3.3(d) of the Company Disclosure Schedules to the BDT Purchase Agreement, there are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Common Stock or other rights, agreements or commitments, in each case, relating to the capital stock or equity interests of the subsidiaries of the Company or that obligate the Company or its subsidiaries to issue or sell or otherwise transfer shares of the capital stock or any securities convertible into or exchangeable for any shares of capital stock or any Voting Debt of any subsidiary of the Company, (ii) outstanding obligations of the subsidiaries of the Company to repurchase, redeem or otherwise acquire shares of their respective capital stock or equity interests, (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the subsidiaries of the Company (but only to the Company’s knowledge with respect to any such agreements to which neither the Company nor any subsidiary of the Company is a party), or (iv) rights of first refusal, preemptive rights, subscription rights or any similar rights under any provision of the governing documents of any material subsidiary or any non-wholly owned subsidiary of the Company.

3.4         Taxes.

(a)           Except as disclosed in the SEC Reports or except as would not reasonably be expected, individually or in the aggregate, to be material to the Company: (i) the Company and each of its subsidiaries have filed all Tax Returns required to be filed by them; (ii) all such Tax Returns are true, correct and complete; (iii) all Taxes due and owed by the Company and each of its subsidiaries (whether or not shown on any Tax Return) have been paid; (iv) neither the Company nor any of its subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction; (vi) there are no liens on any of the assets or properties of the Company or any of its subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) there are no ongoing, pending or, to the Company's knowledge, threatened audits, assessments, or other proceedings for or relating to any liability in respect of Taxes of the Company or any of its subsidiaries; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (ix) the Company and each of its subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(b)           Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated Federal income Tax Return other than a group the common parent of which is the Company.

3.5         Compliance with Laws.

(a)           The Company and each of its subsidiaries and the conduct and operation of their respective businesses are and have been, since January 1, 2010, in compliance in all material respects with each applicable law that is applicable to the Company or its subsidiaries or their respective businesses, including any laws relating to employment practices, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Neither the Company nor any of its subsidiaries has received any written notice or other written communication from any Governmental Entity or any other person regarding (1) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (2) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.6         SEC Reports and Company Financial Statements.

(a)           Since January 1, 2009, except as disclosed in Schedule 3.6(a) of the Company Disclosure Schedules to the BDT Purchase Agreement, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”).  As of their respective filing dates, the SEC Reports complied with the requirements of the Exchange Act applicable to the SEC Reports (as amended or supplemented), and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No subsidiary of the Company is, or is required to be, a registrant with the SEC.

(b)           As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements (i) were prepared in accordance with GAAP, consistently applied during the periods involved (except (x) as may be otherwise indicated in the notes thereto or (y) in the case of unaudited interim statements, to the extent that they may not include footnotes or may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries.

(c)           Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of its subsidiaries, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s audited financial statements or other SEC Reports.

(d)           To the Company’s knowledge, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the attestations and certifications, as applicable, required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due.

(e)           Except as set forth in SEC Reports and the transactions contemplated by this Agreement, the SMR Investment and the Markel Investment, none of the executive officers, directors or related persons (as defined in Regulation S-K Item 404) of the Company is presently a party to any transaction with the Company or any of its subsidiaries that would be required to be reported on Form 10-K by Item 13 thereof pursuant to Regulation S-K Item 404.

3.7         Private Placement.  Assuming that the representations of Investor set forth in Section 4.2 are true and correct, the offer, sale, and issuance of the Purchased Common Shares, in conformity with the terms of this Agreement, are exempt from the registration requirements of Section 5 of the Securities Act.

3.8         Brokers.  The Company and its subsidiaries have incurred no obligation or liability, contingent or otherwise, in connection with this Agreement or the Transaction that would result in the obligation of the Investor to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transaction.

3.9         Registration Rights.  Other than the Registration Rights Agreement and any other registration rights agreement entered into in connection with the financing of the Acquisition, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights (including “piggy-back” registration rights) to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

3.10       No Restriction on the Ability to Pay Cash Dividends.  Except as set forth in the Amended and Restated Charter, the Certificate of Designations and the Credit Agreement and any existing credit facilities of the Company or its subsidiaries that are being replaced by the Credit Agreement, neither the Company nor any of its subsidiaries is, or will be, immediately following the Closing, a party to any Contract, and is not, and will not be, immediately following the Closing, subject to any provisions in its Charter or Bylaws or other governing documents or resolutions of the Board of Directors or other governing body, that restricts, limits, prohibits or prevents the payment of cash dividends with respect to any of its equity securities.

3.11       Credit Agreement. True, correct and complete copies of the Credit Agreement and all ancillary agreements thereto that have been executed as of the date hereof have been provided to the Investor, and the Credit Agreement and each such ancillary agreement is in full force and effect.

ARTICLE 4

Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

4.1         Authorization.    The Investor has all necessary entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.    This Agreement and the Ancillary Agreements to which the Investor is a party have been duly executed and delivered by the Investor and (assuming due authorization, execution and delivery by each other party thereto) each constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2         Securities Act; Purchase for Investment Purposes.  The Investor (i) is acquiring the Purchased Common Shares solely for investment with no present intention to distribute them in violation of the Securities Act and the rules and regulations thereunder or any applicable U.S. state securities laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of making an informed investment decision to purchase the Purchased Common Shares, (iii) is an “accredited investor” (as that term is defined by Rule 501 promulgated under the Securities Act), and (iv) acknowledges and understands that the Purchased Common Shares have not been registered under the Securities Act, or any state securities laws, and agrees that it will not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of such Purchased Common Shares absent registration under the Securities Act or unless such transaction is exempt from, or not subject to, registration under the Securities Act, and in each case, in accordance with all applicable state securities laws.

ARTICLE 5

Covenants

5.1         Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transaction, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article 6, (ii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of the Transaction, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, that challenge this Agreement, the Transaction, the BDT Investment, the SMR Investment, the Markel Investment, the Credit Agreement or the consummation of the Acquisition or any other transaction contemplated hereby, and (iv) the execution and delivery of any additional instruments necessary to consummate and make effective the Transaction.

ARTICLE 6

Conditions

6.1         Conditions to all Parties’ Obligations.  The respective obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing are subject to the satisfaction of the following conditions:

(a)           Offer/Scheme of Arrangement.  In the case of an Offer, the Offer shall have become or been declared unconditional by the Company in all respects.  In the case of a Scheme of Arrangement, the High Court of Jersey shall have filed an order (and the Investor shall have received a copy thereof) sanctioning the Scheme of Arrangement on behalf of the Target with the Registrar of Companies in accordance with Part 18A of the Companies Act.

(b)           Stockholder Approvals; Filing of Amended and Restated Charter and Certificate of Designations. All approvals of the Company’s stockholders required in connection with the Transaction, including any such approvals required under applicable law and the applicable listing rules of the New York Stock Exchange, shall have been obtained on or before the Closing Date, and the Amended and Restated Charter and the Certificate of Designations, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, shall have been properly filed with the office of the Secretary of State of the State of Delaware.

6.2         Conditions to the Investor’s Obligations. The obligations of the Investor to effect the Closing are subject to the satisfaction, or written waiver by the Investor (given in accordance with Section 8.1), of each of the following conditions:

(a)           Representations and Warranties. Each of the Major Representations of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing with the same force and effect as if made as of the Closing (except that representations and warranties which address matters only as of a particular date need only be true and correct as of such date).

(b)           Debt Financing.  As of the Closing Date, (i) the Credit Agreement shall be in full force and effect, and (ii) all conditions precedent to the effectiveness of the Credit Agreement and to the extensions of credit thereunder (other than receipt of the proceeds of the Equity Financing (as defined in the Credit Agreement)) shall have been satisfied or waived.

ARTICLE 7

Termination

7.1         Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)           At any time, by the mutual written consent of the Investor and the Company;

(b)           By the Investor if the Company does not publish the Rule 2.5 Announcement by September 15, 2011 or, if the Rule 2.5 Announcement is published by such date, on such later date, if any, upon which the Scheme of Arrangement or Offer, as applicable, lapses, terminates or is withdrawn; or

(c)           By written notice by either the Company or the Investor to the other party or parties, at any time after the date that is two hundred (200) calendar days after the Announcement Date (the “Termination Date”) if the Closing shall not have occurred on or prior to the Termination Date; provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to such party if the action or inaction of such party has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement.

(d)           By the Investor at any time prior to the Closing, if (i) the Company is in breach of a Major Representation (ii) such breach is not cured or capable of being cured by the earlier of the Termination Date and twenty (20) days following written notice of such breach from the Investor (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 6.2 incapable of being satisfied;

7.2         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, all obligations and agreements of the parties set forth in this Agreement shall become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of the parties hereto except (i) for any liability of the Company as a result of a breach of this Agreement prior to such termination, and (ii) that the provisions of this Section 7.2 and ARTICLE 8 (and all related definitions in ARTICLE 1) shall survive any such termination and shall be enforceable hereunder.

ARTICLE 8

General Provisions

8.1         Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.2         Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto

8.3         No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.4         Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by a nationally recognized overnight courier service (with tracking capability), and shall be deemed given when received, as follows:

if to the Investor, to:

2200 Pennsylvania Avenue NW
Suite 800W
Washington DC 20037
Attention: Michael G. Ryan

With a copy to:

DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, Maryland 21209
Attention: Jason C. Harmon, Esq.

if to the Company, to:

Colfax Corporation
8170 Maple Lawn Blvd, Suite 180
Fulton, MD 20759
Attention: A. Lynne Puckett

8.5         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

8.6         Entire Agreement.  This Agreement and the Ancillary Agreements, along with the Schedules and the Exhibits hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

8.7         Interpretation; Exhibits and Schedules.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

8.8         Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances, so long as the economic and legal substance of the Transaction is not affected in a manner materially adverse to any party hereto.

8.9         Consent to Jurisdiction.  Each of the parties hereby consents to the exclusive jurisdiction of the state and federal courts sitting in the City of New York in any action on a claim arising out of, under or in connection with this Agreement or the Transaction.

8.10       Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of New York.

8.11       Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or the Transaction.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.

8.12       Rights of Holders.  Each party to this Agreement shall have the absolute right to exercise or refrain from exercising any right or rights that such party may have by reason of this Agreement, including the right to consent to the waiver or modification of any obligation under this Agreement, and such party shall not incur any liability to any other party or other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

8.13       Adjustment in Share Numbers and Prices.  In the event of any (i) stock split, (ii) subdivision, (iii) dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly shares of Common Stock), (iv) combination or (v) other similar recapitalization or event, in each case, occurring after the date hereof and prior to the Closing Date, each reference in this Agreement and the Ancillary Agreements to a number of shares or a price per share shall be amended to appropriately account for such event.

8.14       Construction.  The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.  Each covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

[Signature page follows.]

In Witness Whereof, the Company and the Investor have executed this Agreement as of the date first above written.

COMPANY

COLFAX CORPORATION

By:	/s/ A. Lynne Puckett
Name: A. Lynne Puckett
Title: Senior Vice President, General Counsel and Secretary

INVESTOR

Mitchell P. Rales

/s/ Mitchell P. Rales

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COLFAX CORPORATION

Colfax Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify as follows:

1.             The present name of the Corporation is Colfax Corporation. The Corporation was incorporated under the name Constellation Pumps Corporation by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 25, 1998. An Amended and Restated Certificate of Incorporation was filed with and accepted by the Secretary of State of the State of Delaware on May 22, 2003 and amended by Certificates of Amendment on May 30, 2003, May 3, 2004, and April 21, 2008. An Amended and Restated Certificate of Incorporation was filed with and accepted by the Secretary of State of the State of Delaware on May 13, 2008.

2.             This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 228, 242, and 245 of the Delaware General Corporation Law.

3.             Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented. The Certificate of Incorporation of the Corporation, as heretofore amended or supplemented, is superseded by this Amended and Restated Certificate of Incorporation.

4.             This Amended and Restated Certificate of Incorporation shall become effective upon the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to Section 103 of the Delaware General Corporation Law.

5.             The Certificate of Incorporation of the Corporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

Article 1. NAME

The name of this corporation is Colfax Corporation.

Article 2. REGISTERED OFFICE AND AGENT

The address of this Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808, in the County of New Castle. The name of this Corporation’s registered agent at such address is Corporation Service Company.

Article 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4. CAPITAL STOCK AND ISSUANCE OF SECURITIES

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 420,000,000 of which 400,000,000 of such shares shall be Common Stock having a par value of $.001 per share (the “Common Stock”), and 20,000,000 of such shares shall be Preferred Stock, having a par value of $.001 per share (the “Preferred Stock”).

4.2. Common Stock

4.2.1. Relative Rights

The Common Stock shall be subject to all of the rights, privileges, preferences, priorities, and restrictions set forth in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of the Preferred Stock). Each share of the Common Stock shall have the same relative rights as, and be identical in all respects to, all the other shares of the Common Stock.

4.2.2. Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board and subject to the restrictions set forth in any certificate of designations relating to any series of Preferred Stock. Any dividends on the Common Stock will not be cumulative.

4.2.3. Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4. Voting Rights

Each holder of shares of the Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Company at which any action is to be taken as to which holders of Common Stock are entitled to vote pursuant to this Amended and Restated Certificate of Incorporation or applicable law. Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Section 4.3 of this Article 4 granting the holders of one or more series of the Preferred Stock exclusive or special voting powers with respect to any matter, each holder of the Common Stock shall have one vote with respect to each share of the Common Stock held on all matters voted upon by the stockholders, provided, however, that except as otherwise required by law, holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including a certificate of designations relating to any series of the Preferred Stock) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of the Preferred Stock) or pursuant to the Delaware General Corporation Law. Each holder of shares of the Common Stock may exercise its vote either in person or by proxy.

4.2.5 Stockholder Action

Subject to the rights of any holders of the Preferred Stock, (i) only the chairman of the Board or a majority of the Board shall be permitted to call a special meeting of stockholders; (ii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board; and (iii) stockholder action may be taken only at a duly called and convened annual meeting or special meeting of stockholders and may not be taken by written consent.

4.3. Preferred Stock

The Board is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing certificates of designations pursuant to the Delaware General Corporation Law, for the issuance of shares of the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series of the Preferred Stock and to fix the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following: (1) the number of shares constituting that series and the distinctive designation of that series; (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine; (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series as the Board shall determine.

4.4 Rights of Certain Holders

So long as the Investor and its Permitted Transferees collectively Beneficially Own, in the aggregate, at least fifty percent (50%) of the Purchased Preferred Shares, the written consent of the Investor will be required in order for the Corporation to take any of the following actions:

1.	The incurrence of Senior Net Indebtedness, excluding

(i)           Permitted Indebtedness, and

(ii)         the issuance of Preferred Stock,

if, after giving effect to such incurrence, the ratio of Senior Net Indebtedness to Adjusted EBITDA would exceed 3.75 : 1 measured by reference to the last twelve-month period for which financial information of the Corporation is reported by the Corporation (the “LTM Period”), pro forma for any acquisition in the LTM Period; provided, however, that the consent of the Investor will not be required pursuant to this Section 4.4(1) as to the incurrence of Indebtedness, the net proceeds of which are used for Refinancing of Indebtedness that existed on the Closing Date (including any Indebtedness incurred on the Closing Date);

2.	The incurrence of Total Net Indebtedness, excluding:

(i)	Permitted Indebtedness,

(ii)	the issuance of Preferred Stock,

if, after giving effect to such incurrence, the ratio of Total Net Indebtedness to Adjusted EBITDA would exceed 4.25 : 1 measured by reference to the LTM Period, pro forma for any acquisition in the LTM Period; provided, however, that the consent of the Investor will not be required pursuant to this Section 4.4(2) as to the incurrence of Indebtedness, the net proceeds of which are used for the Refinancing of Indebtedness that existed on the Closing Date (including any Indebtedness incurred on the Closing Date);

3.	The issuance by the Corporation of any shares of Preferred Stock;

4.
Any change to the Corporation’s dividend policy, or the declaration or payment of any dividend or distribution on any Junior Stock, unless the ratio of the Corporation’s Total Net Indebtedness, excluding Permitted Indebtedness and any Preferred Stock, to Adjusted EBITDA is less than 2:1 measured by reference to the LTM Period,  pro forma for any acquisition in the LTM period;

5.	Any voluntary liquidation, dissolution or winding up of the Corporation;

6.	Any change in the Corporation’s independent auditor;

7.	The election of anyone other than Mr. Mitchell P. Rales as the Corporation’s Chairman of the Board;

8.
Any acquisition by the Corporation or any of its subsidiaries, in any transaction or series of related transactions, of another entity or assets for a purchase price exceeding thirty percent (30%) of the Corporation’s equity market capitalization at the time the applicable acquisition agreement is signed;

9.
Any merger, consolidation, reclassification, joint venture or strategic partnership, or any similar transaction, any sale, lease, transfer or other disposition of any assets of the Corporation or any subsidiary of the Corporation (excluding sale/leaseback transactions and other financing transactions, in each case, entered into in the ordinary course of the Corporation’s or such subsidiary’s business or any sales among the Company and its subsidiaries), or any voluntary liquidation, dissolution or winding up of any subsidiary of the Corporation  if (i) the value of the entity resulting from any such merger, consolidation, reclassification or similar transaction, (ii) the level of investment in any such joint venture, strategic partnership or similar transaction by the Corporation or such subsidiary, (iii) the value of the assets being sold, leased, transferred or disposed of, or (iv) the value of the subsidiary being liquidated, dissolved, or wound up (including the value of any subsidiary or subsidiaries thereof), as applicable, exceeds thirty percent (30%) of the Corporation’s equity market capitalization at the time the applicable transaction agreement or other transaction documentation is signed;

10.	Any amendments to the Corporation’s Certificate of Incorporation or bylaws or other organizational or governing documents, as applicable; or

11.	Any change to the size of the Board.

Article 5. BOARD OF DIRECTORS

5.1. Number; Election; Nomination Right of Certain Holders

(1)
So long as the Investor and its Permitted Transferees collectively Beneficially Own, in the aggregate, more than twenty percent (20%) of the outstanding Common Stock, calculated on a fully-diluted basis, assuming conversion of all outstanding convertible securities (including the Series A Preferred Stock) and exercise of all existing warrants at the then-existing conversion or exercise price, but excluding any Unexercised Options and RSUs: (A) the authorized number of directors of the Corporation shall be eleven (11); (B) the Investor shall be entitled to exclusively nominate two (2) members of the Board; and (C) the Investor shall be entitled to select one of its nominees, once elected to the Board, to serve on the audit committee of the Board, and one of its nominees, once elected to the Board, to serve on the compensation committee of the Board, subject to applicable law and New York Stock Exchange listing requirements.

(2)
So long as the Investor and its Permitted Transferees collectively Beneficially Own, in the aggregate, equal to or less than twenty percent (20%) but more than ten percent (10%) of the outstanding Common Stock, calculated on a fully-diluted basis, assuming conversion of all outstanding convertible securities (including the Series A Preferred Stock) and exercise of all existing warrants at the then-existing conversion or exercise price, but excluding any Unexercised Options and RSUs: (A) the authorized number of directors of the Corporation shall be ten (10); (B) the Investor shall be entitled to exclusively nominate one (1) member of the Board; and (C) the Investor shall be entitled to select its nominee, once elected to the Board, to serve on the audit committee and compensation committee of the Board, subject to applicable law and New York Stock Exchange listing requirements.

(3)
From the time the Investor and its Permitted Transferees collectively cease to Beneficially Own, in the aggregate, at least ten percent (10%) of the outstanding Common Stock, calculated on a fully-diluted basis, assuming conversion of all outstanding convertible securities (including the Series A Preferred Stock) and exercise of all existing warrants at the then-existing conversion or exercise price, but excluding any Unexercised Options and RSUs, the Investor shall have no right under this Section 5.1 to nominate any members of the Board, and the authorized number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

(4)
Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board.

(5)
For purposes of calculating Beneficial Ownership percentages in this Section 5.1, the Investor and any Permitted Transferees shall not be deemed to Beneficially Own any shares of preferred stock other than the Purchased Preferred Shares and any shares of Common Stock other than shares of Common Stock acquired (i) on the Closing Date, (ii) upon conversion of Preferred Stock or (iii) pursuant to anti-dilution provisions or pre-emption rights set forth in the Certificate of Designations.

5.2. Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

5.3. Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 6. AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 7. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.  Notwithstanding the foregoing, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law or this Amended and Restated Certificate of Incorporation, until such time as the Investor and its Permitted Transferees collectively cease to Beneficially Own, in the aggregate, at least ten percent (10%) of the outstanding Common Stock, calculated on a fully-diluted basis, assuming conversion of all outstanding convertible securities (including the Series A Preferred Stock) and exercise of all existing warrants at the then-existing conversion or exercise price, but excluding any Unexercised Options and RSUs, the written consent of the Investor shall be required to alter, amend or repeal any provision of Section 5.1 of Article 5, this Article 7 or Article 8, including by merger, consolidation or otherwise.

Article 8. DEFINITIONS

Capitalized terms not otherwise defined in this Amended and Restated Certificate of Incorporation shall have the following meanings:

“Adjusted EBITDA” means EBITDA, as such term is defined in that certain credit agreement, dated as of September 12, 2011, between and among the Company, Deutsche Bank A.G. New York Branch, a syndicate of other financial institutions as lenders and Deutsche Bank Securities Inc., as in effect as of September 12, 2011.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934. For the avoidance of doubt, the Investor and its Permitted Transferees will be deemed to Beneficially Own all of the Common Stock issuable upon conversion of the Series A Preferred Stock held by the Investor and its Permitted Transferees at the time of determination.

“Closing Date” has the meaning set forth in the Securities Purchase Agreement.

“Indebtedness” means the principal of, accrued but unpaid interest on, and premium (if any, to the extent such premium is determinable) in respect of, indebtedness of such person for borrowed money, but excluding any indebtedness among the Corporation and its subsidiaries.

“Investor” means BDT CF Acquisition Vehicle, LLC.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Parity Stock and Senior Stock, not expressly ranking senior to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Parity Stock” means any class or series of stock of the Corporation that may be authorized that expressly ranks equal to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Permitted Transferee” shall have the meaning assigned to such term in the Securities Purchase Agreement.

“Permitted Indebtedness” means Indebtedness under the Corporation’s revolving line of credit as in existence on the Closing Date, leases and letters of credit, performance guarantees, bid bonds, surety bonds and similar instruments.

“Purchased Preferred Shares” shall have the meaning assigned to such term in the Securities Purchase Agreement.

“Refinance” or “Refinancing” means to refund, refinance, replace, renew, repay, or extend (including pursuant to any defeasance or discharge mechanism).

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of September 12, 2011, by and between the Corporation and the Investor.

“Senior Net Indebtedness” means, as of any date, all Senior Indebtedness of the Corporation outstanding on such date minus all cash and cash equivalents of the Corporation as of such date.

 “Senior Indebtedness” means Indebtedness that is not Subordinated Indebtedness.

“Senior Stock” means any class or series of stock of the Corporation that may be authorized that expressly ranks senior to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Subordinated Indebtedness” means Indebtedness which is subordinate or junior in right of payment to any other Indebtedness pursuant to a written agreement.

“Total Net Indebtedness” means, as of any date, all Indebtedness of the Corporation and its subsidiaries minus all cash and cash equivalents of the Corporation and its subsidiaries as of such date.

“Unexercised Options and RSUs” means (i) any convertible securities outstanding as of the Closing Date (as such term is defined in the Securities Purchase Agreement), or (ii) any options, restricted stock units or similar awards issued to officers, employees, consultants or directors of the Corporation or its subsidiaries, in each case, in the form of Common Stock or entitling the holder thereof to receive shares of Common Stock upon the exercise or conversion thereof.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this _______ day of _______, 20__.

COLFAX CORPORATION

By:
Name:
Title:

Exhibit B

CERTIFICATE OF DESIGNATIONS OF

SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.001)

OF

COLFAX CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Colfax Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board on September 10, 2011 adopted the following resolution,  creating a series of 13,877,552 shares of Preferred Stock, par value $0.001 per share, of the Corporation designated as Series A Perpetual Convertible Preferred Stock, which is subject to shareholder approval of certain amendments to the Certificate of Incorporation including amendments that will increase the authorized number of shares of preferred stock:

RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share, authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1.            Number of Shares and Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series A Perpetual Convertible Preferred Stock” (the “Series”), and the number of shares constituting the Series shall be Thirteen Million Eight Hundred Seventy-Seven Thousand Five Hundred Fifty-Two (13,877,552) (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall have a liquidation preference of $24.50 (the “Liquidation Preference”).

Section 2.            Dividends.

(1)           Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 6% (as such may be adjusted pursuant to this Section 2(1), the “Dividend Rate”) on (i) the Liquidation Preference per share and (ii) to the extent unpaid on the Dividend Payment Date (as defined below), the amount of any accrued and unpaid dividends, if any, on such share of Series A Preferred Stock; provided that if, on any Dividend Payment Date, the Corporation shall not have paid in cash the full amount of any dividend required to be paid on such share (such amount being “Unpaid Dividends”) on such Dividend Payment Date pursuant to this Section 2(1), then from such Dividend Payment Date, the Dividend Rate shall automatically be at a per annum rate of 8% for such share until the date on which all Unpaid Dividends have been declared and paid in full in cash.  Dividends shall begin to accrue and be cumulative from the Issue Date (whether or not declared), shall compound on each Dividend Payment Date, and shall be payable in arrears (as provided below in this Section 2(1)), but only when, as and if declared by the Board (or a duly authorized committee of the Board) on each March 1, June 1, September 1 and December 1, and each Mandatory Conversion Date, Redemption Date and Liquidation Date (each, a “Dividend Payment Date”); provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day with no additional dividends payable as a result of such payment being made on such succeeding Business Day.  Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the fifteenth (15th) calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.  Each dividend period (a “Dividend Period”) shall commence on and include the calendar day immediately following a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Issue Date) and shall end on and include the next Dividend Payment Date.  Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

(2)           The Corporation (including its subsidiaries) shall not declare, pay or set apart funds for any dividends or other distributions with respect to any Junior Stock of the Corporation or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Junior Stock, or make any guarantee payment with respect thereto, unless all accrued but unpaid dividends on the Series A Preferred Stock for all Dividend Periods through and including the date of such declaration, payment, repurchase, redemption or acquisition (including, if applicable as provided in Section 2(1) above, dividends on such amount) have been declared and paid in full in cash (or declared and a sum sufficient for the payment thereof set apart for such payment).  Without limitation of the foregoing, any such dividend or other distributions on the Junior Stock shall be subject to Section 2(3).

(3)           In the event that any dividend is declared and paid on, or any distribution is made with respect to, any Junior Stock (including, without limitation, in connection with a recapitalization of the Corporation), the Series A Preferred Stock shall share proportionately with such Junior Stock in any such dividend or distribution, (a) if such Junior Stock is Common Stock or is convertible into Common Stock, in accordance with the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock calculated as of the record date for such dividend or distribution, or (b) if such Junior Stock is not Common Stock or convertible into Common Stock, in such manner and at such time as the Board may determine in good faith to be equitable in the circumstances.

(4)           Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary of involuntary dissolution, liquidation or winding up of the Corporation.

Section 3.            Mandatory Conversion; Optional Conversion; Redemption.

(1)           Mandatory Conversion at the Option of the Corporation.

(a)           Mandatory Conversion.  On or after the third anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time or from time to time, to cause some or all of the outstanding shares of Series A Preferred Stock to be mandatorily converted (a “Mandatory Conversion”) into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect as of the applicable Mandatory Conversion Date (as defined below) in accordance with the provisions of this Section 3(1), subject to satisfaction of the following conditions:

(i)           the closing price of the Common Stock on the New York Stock Exchange (or, if the shares of Common Stock are not listed or admitted for trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading) shall exceed one-hundred and thirty-three percent (133%) of the Conversion Price for a period of thirty (30) consecutive trading days ending on the trading day immediately preceding the date that the Corporation delivers a Mandatory Conversion Notice (as defined below); and

(ii)          the Corporation shall have declared and paid in full in cash, or shall have declared and set apart for payment in cash, all accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) on the Series A Preferred Stock for all Dividend Periods through and including the effective date of such Mandatory Conversion (the “Mandatory Conversion Date”).

(b)           Mechanics of Mandatory Conversion.  In order to effect a Mandatory Conversion, the Corporation shall provide written notice (a “Mandatory Conversion Notice”) to each holder of outstanding shares of Series A Preferred Stock by first class mail, postage prepaid, to such holder at such holder’s address as it shall appear in the records of the Corporation or such other address as such holder shall specify to the Corporation in writing from time to time.  The Mandatory Conversion Notice shall specify (i) the applicable Mandatory Conversion Date, and (ii) the number of shares of Common Stock that each holder shall be entitled to receive in connection with such Mandatory Conversion.  Upon receipt of the Mandatory Conversion Notice, each holder of shares of Series A Preferred Stock shall surrender his, her, or its certificate of certificates for all such shares (or, if applicable, a pro rata portion thereof determined in accordance with the penultimate sentence of this Section 3(1)(b)) (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at its principal office or at the office of the agency which may be maintained for the purpose of administering conversions and redemptions of the shares of Common Stock (the “Conversion Agent”), in each case, as specified in the applicable Mandatory Conversion Notice.  All rights with respect to the shares of Series A Preferred Stock that are converted pursuant to a Mandatory Conversion shall terminate on the Mandatory Conversion Date, subject to the rights of the holders thereof to receive the items provided for in the following sentence.  As soon as practicable after the Mandatory Conversion Date, but in no event later than ten (10) days after the Mandatory Conversion Date, the Corporation shall issue and deliver to each holder that has surrendered shares of Series A Preferred Stock in connection therewith, (i) a certificate or certificates (or if the holder shall so elect, and if permitted by applicable law, including without limitation the Securities Act of 1933, uncertificated book-entry shares) representing the number of fully paid and nonassessable shares of Common Stock issuable upon such conversion, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Series A Preferred Stock have been converted in connection with such Mandatory Conversion, and (ii) any cash payable in respect of fractional shares as provided in Section 3(4).  The converted shares of Series A Preferred Stock shall be retired and cancelled and may not be reissued.  In the case of Mandatory Conversion of fewer than all of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected, and allocated among the holders of outstanding shares of Series A Preferred Stock on a pro rata basis in accordance with the number of shares of Series A Preferred Stock then held by each such holder.  In the event that fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted in connection with a Mandatory Conversion, then a new certificate representing the unconverted shares of Series A Preferred Stock shall be issued to the holder of such certificate.

(2)         Redemption at the Option of the Corporation.

(a)           Redemption.  On or after the fifth anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time to redeem (a “Redemption”) all (but not less than all) of the outstanding shares of Series A Preferred Stock in return for a payment in cash (the “Call Payment”) equal, on a per share basis, to the greater of (i) the Conversion Price, and (ii) the Liquidation Preference, in each case, as of the applicable Redemption Date (as defined below) in accordance with the provisions of this Section 3(2), subject to satisfaction of the following conditions:

(i)           on the trading date preceding the date of the Redemption Notice (as defined below) the closing price of the Common Stock on the New York Stock Exchange (or, if the shares of Common Stock are not listed or admitted for trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading) shall be less than the Conversion Price; and

(ii)          the Corporation shall have declared and paid in full in cash, or shall have declared and set apart for payment in cash, all accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) on the Series A Preferred Stock for all Dividend Periods through and including the Redemption Date (as defined below).

(b)           Mechanics of Redemption.  In order to effect a Redemption, the Corporation shall provide written notice (a “Redemption Notice”) of such Redemption to each holder of outstanding shares of Series A Preferred Stock by first class mail, postage prepaid, to such holder at such holder’s address as it shall appear in the records of the Corporation or such other address as such holder shall specify to the Corporation in writing from time to time.  Subject to the satisfaction of the conditions set forth in Section 3(2)(a)(i) and Section 3(2)(a)(ii), the Redemption shall become effective on the ninetieth (90th) day after delivery of the Redemption Notice, or if such date is not a Business Day, then on the next Business Day (such date, the “Redemption Date”).  The Redemption Notice shall specify (i) the applicable Redemption Date (determined in accordance with the preceding sentence), and (ii) the Call Payment to which each holder of outstanding shares of Series A Preferred Stock shall be entitled in connection with such Redemption.  On or before the applicable Redemption Date, each holder of outstanding shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at its principal office or to the Conversion Agent, in each case, as may be specified in the Redemption Notice, and upon receipt thereof by the Corporation or the Conversion Agent, as the case may be, the Call Payment for such redeemed shares shall be immediately due and payable in cash to the order of the record holder of the shares of Series A Preferred Stock being redeemed.  From and after the Redemption Date, all dividends on shares of Series A Preferred Stock that are redeemed on such Redemption Date shall cease to accumulate and all rights of the holders thereof as holders of Series A Preferred Stock shall cease and terminate, so long as the Call Payment is received on the Redemption Date and the conditions to the effectiveness of such redemption set forth in Section 3(2)(a) are satisfied.

(3)         Right of Holders to Optionally Convert.

(a)           Each share of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof (an “Optional Conversion”), at any time after the Issue Date, and from time to time, and without payment of any additional consideration by the holder of such share, into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect as of the applicable Optional Conversion Date (as defined below) in accordance with the procedures set forth in this Section 3(3).

(b)           In order to effect an Optional Conversion, the holder of shares of Series A Preferred Stock to be converted shall (i) deliver a properly completed and duly executed written notice of election to convert (an “Optional Conversion Notice”) to the Corporation at its principal office or to the Conversion Agent, and (ii) surrender the certificate or certificates for the shares of Series A Preferred Stock that are to be converted, accompanied, if so required by the Corporation or the Conversion Agent, by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Conversion Agent, duly executed by the holder or its attorney duly authorized in writing.  The Optional Conversion Notice shall specify: (i) the number (in whole shares) of shares of Series A Preferred Stock to be converted, and (ii) the name or names in which the converting holder wishes the certificate or certificates for shares of Common Stock in connection with such conversion to be issued.

(c)           The Optional Conversion shall become effective at the close of business on the date (such date, the “Optional Conversion Date”) of receipt by the Corporation or the Conversion Agent of the Optional Conversion Notice and the other items referred to in Section 3(3)(b). Promptly following the Optional Conversion Date (and in no event more than ten (10) days after the Optional Conversion Date), the Corporation shall deliver or cause to be delivered at the office or agency of the Conversion Agent, to or upon the written order of the holders of the surrendered shares of Series A Preferred Stock, (i) a certificate or certificates (or if the converting holder shall so elect, and if permitted by applicable law, including without limitation the Securities Act of 1933, uncertificated book-entry shares) representing the number of fully paid and nonassessable shares of Common Stock issuable upon such conversion, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Series A Preferred Stock have been converted in connection with such Optional Conversion, (ii) a cash payment equal to the amount of all accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) for all Dividend Periods through and including the most recent Dividend Payment Date (the “Cash Payment”), provided, that, if on such Optional Conversion Date, the Corporation has not declared all or any portion of the accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) for all Dividend Periods through and including the most recent Dividend Payment Date, the converting holder shall receive (instead of and in full satisfaction of the Corporation’s obligation to make the Cash Payment) such number of shares of Common Stock equal to the amount of accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount), divided by the ”current market price” per share of Common Stock, and (iii) any cash payable in respect of fractional shares as provided in Section 3(4).  Except as described above, upon any Optional Conversion, the Corporation shall make no payment or allowance for unpaid dividends on the shares of Series A Preferred Stock that are converted in connection with such Optional Conversion.  In the case of an Optional Conversion Date that occurs after a Dividend Record Date and before a Dividend Payment Date, the Cash Payment shall be reduced in an amount equal to any dividends declared with respect to such Dividend Record Date on any shares of Series A Preferred Stock that are converted on such Optional Conversion Date, provided that such dividends are actually received by the record holder of such shares on such Dividend Payment Date; or, to the extent that such reduction in the Cash Payment is less than the amount of such dividends to be received with respect to such Dividend Record Date, the excess amount thereof will be repaid to the Corporation.

(d)           Upon the surrender of a certificate representing shares of Series A Preferred Stock that is converted in part, the Corporation shall issue or cause to be issued to the surrendering holder a new certificate representing shares of Series A Preferred Stock equal in number to the unconverted portion of the shares of Series A Preferred Stock represented by the certificate so surrendered.

(e)           On the Optional Conversion Date, upon the delivery to the converting holder of the shares Common Stock issuable in connection with such conversion and the payments referred to in Section 3(3)(c)(ii) and (iii), the rights of the holders of the shares of converted Series A Preferred Stock and the person entitled to receive the shares of Common Stock upon the conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the Beneficial Owner of such shares of Common Stock.

(4)         Fractional Shares.

(a)           No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock in connection with a Mandatory Conversion or Optional Conversion. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock in connection with a Mandatory Conversion or Optional Conversion, the Corporation shall pay to the holder of such share of Series A Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (A) such fraction and (B) the current market price (as defined below) of a share of Common Stock on the Business Day next preceding the day of conversion.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Series A Preferred Stock so surrendered.

(b)           For the purposes of this Section 3, the “current market price” per share of Common Stock at any date shall be deemed to be the average of the daily closing prices on the New York Stock Exchange (or if the shares of Common Stock are not listed or admitted for trading on the New York Stock Exchange as reported on the principal consolidated transaction reporting system on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading) for the ten consecutive trading days immediately prior to the date in question or in the event that no trading price is available for the shares of Common Stock, the fair market value thereof, as determined in good faith by the Board.

(5)         Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to Section 3(1) and Section 3(3), such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

Section 4.            Voting Rights.

(1)           Each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Common Stock, voting together as a single class with the shares of Common Stock entitled to vote, at all meetings of the stockholders of the Corporation and in connection with any actions of the stockholders of the Corporation taken by written consent.  With respect to any such vote, the holder of each share of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Common Stock of the Corporation into which such holder’s shares of Series A Preferred Stock are convertible as of the record date for such vote.

(2)           The affirmative vote or consent of more than fifty percent (50%) of the shares of Series A Preferred Stock, voting separately as a class, shall be necessary for authorizing, approving, effecting or validating:

(a)           the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws or any document amendatory or supplemental thereto (including this Certificate of Designations), whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the powers, designations, preferences and other rights of the Series; or

(b)           any other action for which a vote of the Series A Preferred Stock, voting separately as a class, is required by law.

Other than as specifically set forth in this Section 4 or to the extent of applicable law, the Series A Preferred Stock shall not be entitled to a separate vote on any matter.

Section 5.            Liquidation Rights.

(1)           Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of shares of the Preferred Stock shall be entitled to payment out of the assets of the Corporation legally available for distribution of an amount per share of Series A Preferred Stock (the “Liquidation Amount”) held by such holder equal to the greater of (i) the Liquidation Preference per share of Series A Preferred Stock held by such holder, plus any accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) in respect of such shares, whether or not declared paid in cash, calculated to the date fixed for liquidation, dissolution or winding-up (the “Liquidation Date”), and (ii) the amount that the holders of Series A Preferred Stock would have received in connection with such liquidation, dissolution or winding up had each share of Series A Preferred Stock been converted into shares of Common Stock pursuant to Section 3(3) immediately prior to such liquidation, dissolution or winding up of the Corporation, before any distribution is made on any Junior Stock of the Corporation. After payment in full of the Liquidation Amount to which holders of Series A Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Corporation in respect of their shares of Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock will share in any distribution of assets of the Corporation on a pro rata basis in proportion to the number of shares of Series A Preferred Stock held by each such holder.

(2)           Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation for purposes of this Section 5.

Section 6.	Pre-emptive Rights

(1)           Except for (i) (A) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by the Corporation or any of its subsidiaries or (B) the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date, (ii) a subdivision (including by way of a stock dividend) of the outstanding shares of Common Stock into a larger number of shares of Common Stock, and (iii) the issuance of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, or other similar non-financing transaction, if, from the Issue Date until the date that is twenty-four (24) months after the Issue Date, the Corporation wishes to issue any shares of capital stock or any other securities convertible into or exchangeable for capital stock of the Corporation (collectively, “New Securities”) at a price per share less than the Liquidation Preference (a “Dilutive Issuance”) to any person (the “Proposed Purchaser”), then the Corporation shall send written notice (the “New Issuance Notice”) to the holders of the Series A Preferred Stock, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per share of the New Securities (the “Proposed Price”).

(2)           For a period of fifteen (15) Business Days after the giving of the New Issuance Notice, each holder of the Series A Preferred Stock shall have the right to purchase (a) if the Dilutive Issuance occurs during the period from the Issue Date until the date that is two hundred seventy (270) days after the Issue Date, up to its Proportionate Share (as defined below) of the New Securities, or (b) if the Dilutive Issuance occurs after such two-hundred-seventy-(270)-day period, up to its Double Proportionate Share (as defined below) of the New Securities, in each case at a purchase price per share equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. As used herein, the term “Proportionate Share” means, as to each holder of Series A Preferred Stock as of a given date, the fraction, expressed as a percentage, determined by dividing (i) a number of shares of Common Stock Beneficially Owned by such holder and (without duplication) its Permitted Transferees (other than any other holder of shares of Series A Preferred Stock) plus the number of shares of Common Stock into which the shares of Series A Preferred Stock then  Beneficially Owned by such holder are convertible as of such date, by (ii) the number of shares of Common Stock of the Corporation issued and outstanding as of such date, calculated on a fully-diluted basis, assuming conversion of all outstanding convertible securities (including the Series A Preferred Stock) and the exercise in full of all existing warrants at the then-existing conversion or exercise price, but excluding any Unexercised Options and RSUs.  As used herein, the term “Double Proportionate Share” means, as to each holder of Series A Preferred Stock as of a given date, such holder’s Proportionate Share as of such date multiplied by two (2).

(3)           The right of each holder of Series A Preferred Stock to purchase the New Securities shall be exercisable by delivering written notice of its exercise, prior to the expiration of the fifteen (15) Business Day period referred to in Section 6(2) above, to the Corporation, which notice shall state the amount of New Securities that the holder elects to purchase. The failure of such holder to respond within the fifteen (15) Business Day period or to pay for such New Securities when such payment is due shall be deemed to be a waiver of such holder’s rights under this Section 6 only with respect to the Dilutive Issuance described in the applicable New Issuance Notice.

(4)           Except for the foregoing and to the extent arising under applicable law, there are no pre-emptive rights associated with the Series A Preferred Stock.

Section 7.	Ranking and Issuance of Parity Stock or Senior Stock Prior to Conversion

The Series A Preferred Stock shall rank senior to any series of Junior Stock with respect to the payment of dividends and distributions and rights upon liquidation, dissolution or winding up of the Corporation. Prior to the conversion or redemption or retirement and cancellation of all shares of the Series A Preferred Stock in accordance with this Certificate of Designations, the Corporation shall not issue an Parity Stock or Senior Stock, or authorize any additional shares of Series A Preferred Stock.

Section 8.            Retirement.

If any share of the Series A Preferred Stock is purchased or otherwise acquired by the Corporation in any manner whatsoever, then such share shall be retired and promptly cancelled. Upon the retirement or cancellation of a share of Series A Preferred Stock, such share shall not for any reason be reissued as shares of the Series.

Section 9.            Definitions.

Capitalized terms not otherwise defined in this Certificate of Designations shall have the following meanings:

“Beneficial Ownership” and “Beneficially Own” and similar terms shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934.

“Board” shall have the meaning set forth in the Preamble.

“Business Day” means a day other than Saturday, Sunday or a day on which banking institutions in any of London, UK, St. Helier, Jersey and New York, New York, USA are authorized or obligated to close.

“Bylaws” shall have the meaning set forth in the Preamble.

“Call Date” shall have the meaning set forth in Section 3(2).

“Call Payment” shall have the meaning set forth in Section 3(2).

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Conversion Agent” shall have the meaning set forth in Section 3(1)(b).

“Conversion Price” means, for each share of Series A Preferred Stock, the U.S. dollar amount equal to the Liquidation Preference divided by the then-applicable Conversion Rate.

“Conversion Rate” means the Liquidation Preference divided by 114% of the Liquidation Preference, subject to the following adjustments:

(i)           If the Corporation shall (1) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to holders of its Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its shares of Common Stock other securities of the Corporation, then the Conversion Rate in effect immediately prior thereto shall be adjusted so that a holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other securities that such holder of Series A Preferred Stock would have owned or been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment so made shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.

(ii)          If the Corporation shall be a party to any transaction, including without limitation a merger, consolidation, sale of all or substantially all of the Corporation’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock shall, upon consummation of the Transaction, be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction.

“Corporation” shall have the meaning set forth in the Preamble.

“Dilutive Issuance” shall have the meaning set forth in Section 6.

“Dividend Payment Date” shall have the meaning set forth in Section 2(1).

“Dividend Period” shall have the meaning set forth in Section 2(1).

“Dividend Rate” shall have the meaning set forth in Section 2(1).

“Dividend Records Date” shall have the meaning set forth in Section 2(1).

“Double Proportionate Percentage” shall have the meaning set forth in Section 6.

“Issue Date” means the date on which any shares of Series A Preferred Stock are first issued by the Corporation.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Series A Preferred Stock and Senior Stock not expressly ranking senior to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Liquidation Date” shall have the meaning set forth in Section 5.

“Liquidation Amount” shall have the meaning set forth in Section 5.

“Liquidation Preference” shall have the meaning set forth Section 1, subject to the adjustments set forth in the definition of “Conversion Rate”.

“Mandatory Conversion” shall have the meaning set forth in Section 3(1).

“Mandatory Conversion Date” means the effective date of a mandatory conversion of the shares of Series A Preferred Stock pursuant to Section 3(1).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 3(1).

“New Issuance Notice” shall have the meaning set forth in Section 6.

“New Securities” shall have the meaning set forth in Section 6.

“Optional Conversion” shall have the meaning set forth in Section 3(3).

“Optional Conversion Date” means the effective date of an optional conversion of the shares of Series A Preferred Stock pursuant to Section 3(3).

“Optional Conversion Notice” shall have the meaning set forth in Section 3(3).

“Parity Stock” means any class or series of stock of the Corporation that would expressly rank equal to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Permitted Transferee” shall have the meaning set forth in the Certificate of Incorporation.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.

“Proportionate Percentage” shall have the meaning set forth in Section 6.

“Proposed Purchase” shall have the meaning set forth in Section 6.

“Redemption” shall have the meaning set forth in Section 3(2).

“Redemption Date” means the effective date of a redemption of the shares of Series A Preferred Stock pursuant to Section 3(2).

“Redemption Notice” shall have the meaning set forth in Section 3(2).

“Senior Stock” means any class or series of stock of the Corporation that would expressly rank senior to the Series A Preferred Stock with respect to the payment of dividends and distributions and/or rights upon liquidation or winding up of the Corporation.

“Series” shall have the meaning set forth in Section 1.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Unexercised Options and RSUs” means (i) any convertible securities outstanding as of the Issue Date, or (ii) any options, restricted stock units or similar awards issued to officers, employees, consultants or directors of the Corporation or its subsidiaries, in each case, in the form of Common Stock or entitling the holder thereof to receive shares of Common Stock upon the exercise or conversion thereof.

“Unpaid Dividends” shall have the meaning set forth in Section 2(1).

Section 10.         Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designations.

IN WITNESS WHEREOF, Colfax Corporation has caused this Certificate to be duly executed in its corporate name this ____ day of ___________, 20_______.

COLFAX CORPORATION

By:
Name:
Title: